Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Monday, November 29, 2010		Keoni.Wagner@HawaiianAir.com

Hawaiian Adds Six New A330s to its Fleet Plan

HONOLULU — Hawaiian Airlines today announced that it has increased its firm commitments for new long-range Airbus A330-200 aircraft from 10 (including three already in service) to 16, with the additional six to be delivered between 2012 and 2015.

Hawaiian exercised six Airbus A330 purchase rights under the terms of its 2008 purchase agreement with Airbus and acquired additional purchase rights in this transaction, leaving it with a total of four purchase rights remaining. The airline took delivery of its third new A330 from aircraft leasing company AWAS earlier this month and will accept two deliveries in the coming year.

Mark Dunkerley, Hawaiian’s president and CEO, commented, “These additional widebody A330s further cement our commitment to providing the highest quality product in our markets. They will also give us more flexibility as we pursue domestic and international expansion opportunities and replace our existing long-haul fleet in the coming years.

“With their superior operating capabilities and efficiency, new A330s are universally regarded as one of the most attractive aircraft available today,” Dunkerley added.

Following is the new schedule of Hawaiian Airlines’ A330-200 deliveries with the newly added acquisitions underlined:

A330 Deliveries
1.	April 28, 2010	Lease
2.	May 28, 2010	Lease
3.	November 10, 2010	Lease
4.	2011	Firm Order
5.	2011	Firm Order
6.	2012	Firm Order
7.	2012	Firm Order
8.	2012	New Firm Order
9.	2013	Firm Order
10.	2013	Firm Order
11.	2013	New Firm Order
12.	2014	Firm Order
13.	2014	New Firm Order
14.	2014	New Firm Order
15.	2015	New Firm Order
16.	2015	New Firm Order

-more-

“The fact that Hawaiian has increased its order for Airbus aircraft within just months of flying their first A330 is a testament to the airline’s satisfaction with the economy, reliability and comfort of our long-haul family,” said John Leahy, Airbus’ Chief Operating Officer — Customers.

All of Hawaiian’s new A330 aircraft will carry 294 passengers in a two-class configuration — 30 more per aircraft than its fleet of Boeing 767-300ER aircraft. The A330 also has a longer operating range that enables nonstop service between Hawaii and points throughout all of North America, eastern Asia and Australasia.

Hawaiian is expanding its service into Asia. It inaugurated nonstop service between Honolulu and Tokyo’s Haneda Airport on November 17 and will start nonstop flights between Honolulu and Seoul, South Korea’s Incheon International Airport on January 12, 2011. The company will initially operate both new international routes using its B767 aircraft seating up to 264 passengers before transitioning to its new A330 aircraft.

Beginning in 2017, Hawaiian will take delivery of the first of six new A350XWB-800 (Extra Wide Body) aircraft from Airbus, with rights to purchase an additional six aircraft. The next-generation fuel-efficient A350s will seat more than 300 passengers in a two-class configuration and have a range of 8,300 nautical miles that would allow Hawaiian to fly nonstop between Hawaii and any viable tourism market around the world.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 82nd year of continuous service for Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to Japan, the Philippines, Australia, American Samoa, Tahiti, and, starting in January 2011, South Korea. Hawaiian also provides more than 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.